EXHIBIT 16.1




December 13, 2007


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently principal accountants for Central Jersey Bancorp and, under the date of March 14, 2007, we reported on the consolidated financial statements of Central Jersey Bancorp and subsidiary as of and for the years ended December 31, 2006 and 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On December 10, 2007, we were notified that Central Jersey Bancorp engaged Beard Miller Company LLP as its principal accountant for the year ending December 31, 2008, subject to the execution of a definitive engagement letter, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Central Jersey Bancorp's consolidated financial statements as of and for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 and the issuance of our reports thereon. We have read Central Jersey Bancorp's statements included under Item
4.01 of its Form 8-K dated December 10, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with any of Central Jersey Bancorp's statements concerning Beard Miller Company LLP as contained in the fourth and sixth paragraphs of item 4.01.

Very truly yours,

/s/ KPMG LLP

KPMG LLP